FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 1, 2010
Date of Report (Date of earliest event reported)

ILX Resorts Incorporated
Exact name of Registrant as specified in its charter

ARIZONA
(State or other jurisdiction of incorporation)

001-13855	86-0564171
(Commission File Number)	(I.R.S. Employer Identification No.)

2111 E. Highland Avenue, Suite 200, Phoenix, AZ 85016
(Address of principal executive offices)

Registrant's telephone number, including area code 602-957-2777

Item 1.03 Bankruptcy or Receivership
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 3.03 Material Modification to Rights of Security Holders

As previously reported in Current Reports on Form 8-K, the Company and certain of its subsidiaries and limited liability companies (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”) on March 2, 2009 and on July 23, 2010, the Bankruptcy Court confirmed the First Amended Joint Plan of Reorganization by Textron Financial Corporation (“TFC”) and Debtors (“Joint Plan”) and approved the related Sale Order both contemplating the sale of substantially all of the assets of the Debtors to ILX Acquisition, Inc, a Delaware corporation. (the “Asset Sale”).

Upon the closing of the Asset Sale on September 1, 2010, the Joint Plan became effective. The Asset Sale included an assumption of approximately $23.8 million in indebtedness to, and the liens of TFC and a payment of approximately $5.9 million in cash.  Pursuant to the Joint Plan, this cash, together with cash already on hand of the Debtors, will be used to pay allowed administrative claims and allowed priority claims in full and to provide payment in full to allowed secured claims on the sold assets, except for claims of TFC.  Certain assets of the Debtors that were not sold, including certain cash on hand of the Debtors, were either returned to secured claim holders in exchange for satisfaction of indebtedness or conveyed to a liquidating trust for the benefit of allowed unsecured claims.  In addition, certain assets which are the subject of TFC’s security interest were conveyed to a stock pool for the benefit of holders of ILX Resorts Incorporated preferred and common stock (the “Stock Pool”) as of the effective date of the plan.  Holders of common and preferred stock of ILX as of the effective date receive the right to receive distributions from the Stock Pool in accordance with a formula set forth in the Joint Plan.  Distributions from the Stock Pool will be made on a pro rata basis to the ILX stockholders such that for every dollar distributed, preferred shareholders shall receive two-thirds of such distributions (up to a maximum distribution of $2.00 per share) and common holders shall receive one-third of such distributions until preferred shareholders receive their maximum $2.00 distributions under the Joint Plan, after which common shareholders receive the balance of the Stock Pool funds pro rata amongst themselves.  Funds remaining in the Stock Pool as a result of failure by stockholders to respond to notice provided pursuant to the terms of the Joint Plan shall be distributed after one year to those stockholders who have responded according to the terms of the Joint Plan.

All preferred and common shares as of the Joint Plan effective date are cancelled and ILX has instructed FINRA to cease quotation of its common stock on the over the counter bulletin board effective August 31, 2010.

The Joint Plan was filed as an Exhibit to the Company’s 8-K dated July 23, 2010 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILX Resorts Incorporated

Date: September 3, 2010	/s/ Margaret M. Eardley
MargaretM.Eardley Executive Vice President and Chief Financial Officer